FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Shares to List on NASDAQ

New York, New York, April 7, 2014 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that it will complete the listing process for its shares of common stock on the NASDAQ Global Select Market (“NASDAQ”). Trading of the company’s stock will officially commence this morning under the ticker symbol “HCT.”

ARC Healthcare Chief Executive Officer Tom D’Arcy commented, “ARC Healthcare’s successful listing on NASDAQ is a very important milestone for the company. By listing on NASDAQ, we achieve two goals: position the company for more efficient access to the capital markets to drive future growth and provide liquidity for our shareholders.” He continued, “We believe our strong and diverse portfolio of 141 real estate assets, with 7.1 million rentable square feet, combined with our proven ability to acquire strategic assets, our experienced management team and our investment grade quality balance sheet, positions us well for future growth and continuing success.”

Executive Chairman of ARC Healthcare’s Board of Directors Nicholas S. Schorsch added, “Our focus has always been to enhance shareholder value by building a well-diversified portfolio of assets, with a strong and flexible capital structure, led by an experienced and proven management team. By strategically and systematically executing our business plan, which includes today’s listing of our shares on NASDAQ, we believe ARC Healthcare is well-positioned to further drive value throughout the next phase of the company’s evolution.”

Since its initial public offering in February 2011, ARC Healthcare has aggregated a portfolio of 141 high-quality healthcare real estate assets focused primarily on medical office buildings and seniors housing communities, as well as real estate properties across the healthcare spectrum, including hospitals, post-acute care facilities and other properties. The portfolio has a weighted average remaining lease term of 10.7 years and is well diversified geographically.

About ARC Healthcare

ARC Healthcare is a Maryland corporation that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Healthcare’s Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and ARC Healthcare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Ed Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: 917-475-2135